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                                                                Exhibit 99.1

HENRY SCHEIN ANNOUNCES CLOSING OF PRIVATE OFFERING OF $240 MILLION CONVERTIBLE SENIOR NOTES

MELVILLE, N.Y.--(BUSINESS WIRE)--Aug. 9, 2004--Henry Schein, Inc. (Nasdaq NM:
HSIC), today announced that it had closed a private offering of $240 million aggregate principal amount of its 3.00% convertible senior notes due 2034, which includes $40 million aggregate principal amount of notes issued pursuant to an option granted to the initial purchasers by Henry Schein. The notes are unsecured senior obligations of Henry Schein. Net proceeds from the offering will be used to repay approximately $195 million of outstanding indebtedness and for general corporate purposes. The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

The notes will pay interest semi-annually in arrears at an annual rate of 3.00% and will be convertible into shares of Henry Schein, Inc.'s common stock at an initial conversion price of approximately $92.68 per share (an initial conversion rate of 10.7898 shares per $1,000 principal amount of notes). The initial conversion price represents an approximately 41% premium to the $65.73 per share closing price of Henry Schein's common stock on August 3, 2004. The ability of the holders to convert the notes into the Company's common stock is subject to certain conditions, including, among others, the closing price of the Company's common stock must exceed 130% of the conversion price over certain periods and other specified events. Upon conversion, Henry Schein will satisfy its conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of its common stock.

The notes and the shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Henry Schein

Henry Schein, a Fortune 500(R) company, is recognized for its excellent customer service and highly competitive prices. The Company's four business groups--Dental, Medical, International and Technology--serve more than 450,000 customers worldwide, including dental practices and laboratories, physician practices and veterinary clinics, as well as government and other institutions. The Company's sales reached a record $3.4 billion in 2003. The Company operates through a centralized and automated distribution network, which provides customers in more than 125 countries with a comprehensive selection of over 90,000 national and Henry Schein private-brand products.

Henry Schein also offers a wide range of innovative value-added practice solutions, including such leading practice management software systems as DENTRIX(R) and Easy Dental(R) for dental practices, and AVImark(R) for veterinary clinics, which are installed in over 50,000 practices; and ArubA(R), Henry Schein's electronic catalog and ordering system.

Headquartered in Melville, N.Y., Henry Schein employs more than 9,000 people in 16 countries. For more information, visit the Henry Schein Web site at www.henryschein.com

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.

CONTACT: Henry Schein, Inc.
Steven Paladino, 631/843-5500
steven.paladino@henryschein.com
or
Susan Vassallo, 631/843-5562
susan.vassallo@henryschein.com

SOURCE: Henry Schein, Inc.